10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate October 17, 2005 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports Record Earnings

Macatawa Bank Corporation today announced net income for the third quarter of 2005. Net income was a record $5.55 million, or a 162% increase over third quarter 2004 net income of $2.12 million. Diluted earnings per share totaled $0.53 for the third quarter of 2005 compared to $0.21 for the same period in 2004. Net income totaled $15.35 million for the nine months ended September 30, 2005, or $1.47 per diluted share, as compared to net income of $8.33 million, or $0.81 per diluted share, for the same period in 2004. The results for both the three and nine months ended September 30, 2004 reflect the impact of the $2.3 million ($1.5 million after-tax, or $0.15 per share) charge to earnings related to a commercial borrower, as discussed in the SEC Form 8-K dated October 8, 2004. Without this loss in the prior year results, current quarter earnings were 53% higher than the prior year third quarter.

“The passion of our people and their commitment to providing unsurpassed customer service continues to drive our great success,” said Ben Smith, Chairman and CEO. Return on average equity increased to 16.02% for the quarter and return on average assets increased to 1.21%. “Our profitability measures continue to improve towards high-performing levels. In addition to the ongoing strength of our core loan and deposit portfolios, we are seeing a larger contribution from our other income sources as we improve and expand our service offerings,” stated Mr. Smith. Non-interest income increased 61% for the quarter. Total revenue, including net interest income and non-interest income, grew by $3.9 million while non-interest expense grew by only $1.8 million when comparing the third quarter of 2005 to the same period in 2004. “Our improvements in income came with far lower increases in expenses. Previous investments in people, products, technology and strategic locations have noticeably impacted our profitability throughout 2005,” added Mr. Smith.

Third quarter net interest income totaled $16.1 million, an increase of $2.5 million or 18%, as compared to the third quarter of 2004. The improvement in net interest income was driven by a combination of increases in both average earning assets and net interest margin. Average earning assets grew by 15% or $220.9 million from $1.48 billion for the third quarter of 2004 to $1.70 billion for the third quarter of 2005. The net interest margin increased 10 basis points from 3.66% for the third quarter of 2004 to 3.76% for the third quarter of 2005. The increase in net interest margin reflects the impact of the increases in short-term rates that began in mid-2004.

Non-interest income was $3.6 million for the third quarter of 2005, an increase of $1.4 million over the third quarter of 2004. All categories of non-interest income improved with the largest increases occurring in deposit service charges and mortgage banking revenue. Mortgage banking revenue has been strong in 2005 and especially in the third quarter of this year as mortgage rates have remained at relatively low levels causing steady mortgage loan origination volume.

The provision for loan losses was $855,000 for the quarter, down from $3.9 million for the third quarter of 2004. The provision for the third quarter of 2004 contained the $2.3 additional provision related to the one commercial borrower.

Non-interest expense increased to $10.7 million for the quarter as compared to $8.9 million for the third quarter of 2004. Salaries and benefits increased by $805,000 over the third quarter of the prior year, representing the largest category of the increase. The increase was primarily related to additional staffing in each line of business and in support departments consistent with growth of the Bank. Other expense increased by $757,000 for the quarter. The increase was in various categories including, marketing and promotions and data processing fees. While expenses increased, the Company better utilized its capacity as evidenced by the improvement in its efficiency ratio. The efficiency ratio declined to 54.11% for the quarter from 56.25% for the third quarter of 2004.

Asset quality remained strong at September 30, 2005. Non-performing assets of $5.2 million at September 30, 2005 were slightly down from $5.5 million at June 30, 2005 and $5.9 million at December 31, 2004. Non-performing assets as a percent of total assets were 0.28% at September 30, 2005 compared to 0.31% at June 30, 2005 and 0.35% at December 31, 2004. Net charge-offs were 0.09% of average loans on an annualized basis for the quarter, compared to 0.18% for the first two quarters of 2005. The allowance for loan losses represents 1.36% of total loans at September 30, 2005.

Total assets were $1.82 billion at September 30, 2005, an increase of $207.5 million from September 30, 2004. Total loans grew $150.4 million since September 30, 2004 and were primarily funded by a $134.9 million increase in deposits. For the quarter, loans were up $42.0 million. “Despite the challenging West Michigan economy, we are seeing a meaningful increase in activity from our loan customers,” commented Mr. Smith. On the deposit side, core deposits increased $63.0 million during the third quarter, or at a rate of 22% on an annualized basis. “Our focus on growing core deposits remains a top priority. We continue to expand our delivery systems and improve the utilization of our marketing systems to capture additional service opportunities from both new and existing customers,” added Mr. Smith. The Company remained well-capitalized at September 30, 2005, with a total risk-based capital ratio of 11.02%.

“We are very pleased with our performance for the third quarter. As we continue to execute on our strategies, we remain confident our efforts will provide great opportunities for continued growth,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 18, 2005, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 23 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, pricing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.”

• Page 2

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)	Three Months Ended September 30		Nine Months Ended September 30

EARNINGS SUMMARY	2005	2004	2005	2004

Total interest income	$27,752	$20,344	$76,308	$56,285
Total interest expense	11,647	6,725	29,872	18,705

Net interest income	16,105	13,619	46,436	37,580
Provision for loan loss	855	3,900	2,880	6,565

Net interest income after provision for loan loss	15,250	9,719	43,556	31,015

NON-INTEREST INCOME
Deposit service charges	1,259	795	3,138	2,175
Gain on sale of loans	697	340	1,792	1,617
Trust fees	746	684	2,177	2,255
Other	947	442	2,584	1,263

Total non-interest income	3,649	2,261	9,691	7,310

NON-INTEREST EXPENSE
Salaries and benefits	5,755	4,950	16,590	14,285
Occupancy	797	675	2,387	2,014
Furniture and equipment	759	688	2,182	2,096
Other	3,377	2,620	9,452	7,727

Total non-interest expense	10,688	8,933	30,611	26,122

Income before income tax	8,211	3,047	22,636	12,203
Federal income tax expense	2,661	931	7,289	3,875

Net income	$5,550	$2,116	$15,347	$8,328

Basic earnings per share	$0.54	$0.21	$1.51	$0.82
Diluted earnings per share	$0.53	$0.21	$1.47	$0.81
Return on average assets	1.21%	0.53%	1.16%	0.74%
Return on average equity	16.02%	6.73%	15.17%	8.88%
Net interest margin	3.76%	3.66%	3.81%	3.59%
Efficiency ratio	54.11%	56.25%	54.54%	58.19%

BALANCE SHEET DATA Assets	September 30 2005	September 30 2004	December 31 2004

Cash and due from banks	$36,767	$38,258	$31,711
Federal funds sold & short term investments	-	3,322	-
Securities available for sale	158,875	132,860	137,249
Securities held to maturity	3,909	2,554	2,552
Federal Home Loan Bank Stock	13,910	10,344	12,239
Loans held for sale	4,244	1,942	3,150
Total loans	1,511,458	1,361,017	1,396,387
Less allowance for loan loss	20,526	18,600	19,251

Net loans	1,490,932	1,342,417	1,377,136

Premises and equipment, net	51,347	44,558	45,784
Acquisition intangibles	25,955	26,369	26,262
Bank-owned life insurance	20,654	-	20,157
Other assets	17,890	14,370	16,366

Total Assets	$1,824,483	$1,616,994	$1,672,606

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$172,663	$149,343	$149,104
Interest-bearing deposits	1,284,821	1,173,220	1,202,412

Total deposits	1,457,484	1,322,563	1,351,516
Federal funds purchased	31,414	-	22,131
FHLB advances	147,196	121,616	123,985
Other borrowings	41,238	41,238	41,238
Other liabilities	7,820	4,761	4,662

Total Liabilities	1,685,152	1,490,178	1,543,532

Shareholders' equity	139,331	126,816	129,074

Total Liabilities and Shareholders' Equity	$1,824,483	$1,616,994	$1,672,606

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2005	2004

EARNINGS SUMMARY
Net interest income	$16,105	$15,487	$14,844	$14,439	$13,619	$46,436	$37,580
Provision for loan loss	855	1,125	900	1,325	3,900	2,880	6,565
Total non-interest income	3,649	3,369	2,673	2,732	2,261	9,691	7,310
Total non-interest expense	10,688	9,962	9,962	9,277	8,933	30,611	26,122
Income taxes	8,211	2,507	2,120	2,121	931	7,289	3,875
Net income	$5,550	$5,262	$4,535	$4,448	$2,116	$15,347	$8,328

Basic earnings per share	$0.54	$0.52	$0.45	$0.44	$0.21	$1.51	$0.82
Diluted earnings per share	$0.53	$0.50	$0.44	$0.43	$0.21	$1.47	$0.81

MARKET DATA
Book value per share	$13.64	$13.34	$12.78	$12.72	$12.51	$13.64	$12.51
Market value per share	$34.21	$34.69	$29.20	$28.08	$24.39	$34.21	$24.39
Average basic common shares	10,207,428	10,191,218	10,167,187	10,142,163	10,131,467	10,188,758	10,121,548
Average diluted common shares	10,480,755	10,447,875	10,411,689	10,347,169	10,311,259	10,449,313	10,298,486
Period end common shares	10,216,618	10,194,605	10,183,978	10,150,937	10,134,480	10,216,618	10,134,480

PERFORMANCE RATIOS
Return on average assets	1.21%	1.20%	1.07%	1.08%	0.53%	1.16%	0.74%
Return on average equity	16.02%	15.71%	13.74%	13.76%	6.73%	15.17%	8.88%
Net interest margin (FTE)	3.76%	3.82%	3.84%	3.76%	3.66%	3.81%	3.59%
Efficiency ratio	54.11%	52.83%	56.87%	54.03%	56.25%	54.54%	58.19%

ASSET QUALITY
Net charge-offs	$339	$649	$617	$674	$3,207	$1,605	$4,058
Nonperforming loans	$3,565	$3,385	$2,444	$4,021	$7,601	$3,565	$7,601
Other real estate and repossessed assets	$1,632	$2,155	$3,085	$1,850	$2	$1,632	$2
Nonperforming loans to total loans	0.24%	0.23%	0.17%	0.29%	0.56%	0.24%	0.56%
Nonperforming assets to total assets	0.28%	0.31%	0.32%	0.35%	0.47%	0.28%	0.47%
Net charge-offs to average loans (annualized)	0.09%	0.18%	0.18%	0.20%	0.96%	0.15%	0.43%
Allowance for loan loss to total loans	1.36%	1.36%	1.37%	1.38%	1.37%	1.36%	1.37%

CAPITAL & LIQUIDITY
Average equity to average assets	7.56%	7.63%	7.78%	7.83%	7.94%	7.65%	8.32%
Tier 1 capital to risk-weighted assets	9.65%	9.28%	9.34%	9.20%	9.28%	9.65%	9.28%
Total capital to risk-weighted assets	11.02%	11.05%	11.12%	11.00%	11.10%	11.02%	11.10%
Loans to deposits + FHLB borrowings	94.19%	94.61%	93.23%	94.80%	94.24%	94.19%	94.24%

END OF PERIOD BALANCES
Total portfolio loans	$1,511,458	$1,469,493	$1,425,781	$1,396,387	$1,361,017	$1,511,458	$1,361,017
Earning assets	1,691,699	1,648,106	1,598,686	1,551,577	1,512,039	1,691,699	1,512,039
Total assets	1,824,483	1,780,615	1,721,469	1,672,606	1,616,994	1,824,483	1,616,994
Deposits	1,457,484	1,337,641	1,361,832	1,351,516	1,322,563	1,457,484	1,322,563
Total shareholders' equity	139,331	135,968	130,168	129,074	126,816	139,331	126,816

AVERAGE BALANCES
Total portfolio loans	$1,496,063	$1,453,769	$1,405,313	$1,377,886	$1,329,763	$1,452,328	$1,260,683
Earning assets	1,704,660	1,630,478	1,568,583	1,531,685	1,483,788	1,635,072	1,399,445
Total assets	1,833,571	1,755,857	1,696,790	1,651,939	1,585,427	1,762,574	1,499,214
Deposits	1,433,795	1,330,684	1,350,233	1,316,548	1,256,730	1,371,877	1,161,691
Total shareholders' equity	138,556	134,019	132,039	129,301	125,851	134,895	124,799